                                                                   Exhibit 99.01


                                     PROXY

                                  IMALL, INC.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
               THE COMPANY FOR A SPECIAL MEETING OF STOCKHOLDERS


      The undersigned hereby appoints Richard M. Rosenblatt and Anthony P. Mazzarella, and each of them, as proxies, with full power of substitution, to represent and vote all shares of Common Stock which the undersigned would be entitled to vote at the special meeting of iMALL, Inc., to be held at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California, on October 27, 1999, at 10:00 a.m., and at any adjournments thereof on proposal 1 and proposal 2 as I have specified and such other matters as may come before the meeting.

      Please specify your choices by marking the appropriate boxes on the reverse side.


                                SEE REVERSE SIDE

     [X] Please mark your votes as in this example.


     The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.


1. Proposal to approve an amendment to the articles of               FOR     AGAINST   ABSTAIN
   incorporation of iMALL Inc., deleting in its entirety Section C   [ ]       [ ]       [ ]
   of Article VI of the articles of incorporation which
   requires the vote or written consent of the stockholders
   entitled to exercise two-thirds of the voting power of
   the corporation to approve any sale, conveyance, transfer, exchange or other disposition of all or substantially all
   of the property and assets of the corporation.

2. Proposal to approve an Agreement and Plan of Merger,              FOR     AGAINST   ABSTAIN
   dated as of July 12, 1999, among At Home Corporation,             [ ]       [ ]       [ ]
   Shop Nevada, Inc., a wholly-owned subsidiary of At Home
   Corporation, and iMALL, Inc., under which Shop Nevada, Inc.
   will be merged with iMALL, Inc., with iMALL, Inc. continuing as the surviving corporation.

     Change of Address/Comments on reverse side. [ ]

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

     If more than one of the proxies listed on the reverse side shall be present at the meeting or any adjournment thereof, the majority of said proxies so present and voting shall exercise all of the powers conferred hereby.

     The undersigned hereby revokes any proxy heretofore given to vote upon or act with respect to such shares and hereby ratifies and confirms all that the proxies listed on the reverse side, or either of them, may lawfully do by virtue hereof.

____________________ Date: ___________, 1999 ____________________________ Dated: _______, 1999
  Signature                                   Signature if Held Jointly

NOTE: Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).